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                                                                      EXHIBIT 15

                       OIS OPTICAL IMAGING SYSTEMS, INC.
                             RESOLUTION AUTHORIZING
                    THE SERIES B CUMULATIVE PREFERRED STOCK


         RESOLVED, that in accordance with the provisions of the Company's Restated Certificate of Incorporation, as amended, (the "Certificate of Incorporation") a series of cumulative preferred stock, $0.01 par value ("Series B Preferred"), be and hereby is created and authorized for issuance, and that the designations and amounts thereof and the preferences, qualifications, privileges, limitations, options, and other rights (the "Rights and Preferences") of the Series B Preferred are as set forth in this resolution (this "Designation Resolution"):

         SECTION 1. Designation and Amount. The Company has authority to issue 100,000 shares of Series B Preferred, which number may be increased or decreased at any time and from time to time by resolution of the Board of Directors (the "Board"), except that no decrease will reduce the number of authorized shares of Series B Preferred to a number less than the number of shares of Series B Preferred then outstanding.


         SECTION 2.       Dividends and Distributions.

                 2.1 Accrual of Dividends. The holders of shares of Series B Preferred will be entitled to receive, when, as, and if declared by the Board, out of legally available funds, dividends payable in cash as hereinafter provided, which dividends will be paid prior and in preference to any payment of any dividend to the holders of the common stock of the Company and to all other classes or series of capital stock of the Company that are hereafter designated to be subordinated to the Series B Preferred. Dividends on each share of Series B Preferred will begin to accrue from the Original Date Of Issuance (as defined in Section 9.1) of any such share and will accumulate and be payable in cash (and not in kind) on the last day of June and December in each year, computed on the Original Issuance Price (as defined in Section 9.2), at the following rates:

                 (a) during each of the first three (3) years from the Original Date Of Issuance of any such share and through the last day of June or December (as the case may be), at an annual rate of 8%; and

                 (b)      thereafter during each of years four (4) through six
                          (6) following the Original Date Of Issuance at one of the following rates, as selected by a majority of the disinterested members of the Company's Board of Directors (the "Independent Directors") (and in the absence of a selection by the Independent Directors, the rate computed as provided in paragraph (i) will apply):
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                          (i)     a rate per annum equal to the sum of:  (A)
                                  LIBOR, as quoted on the Reuters Data Service on the first day of January or July, as the case may be; and (B) 125 basis points, which rate will be recalculated as of the first day of each January and July for the following six-month period; or

                          (ii) a rate per annum equal to the sum of (A) the three-year Treasury Bill yield, as quoted on the Reuters Data Service on the first day of the three-year period, and (B) 200 basis points; and

                 (c) thereafter the "Independent Directors" may select one of the following rates (in the absence of a selection by the Independent Directors, the rate computed as provided in paragraph (i) will apply):

                          (i) a rate per annum equal to the sum of: (A) LIBOR, as quoted on the Reuters Data Service on the first day of January or July, as the case may be; and (B) 350 basis points, which rate will be recalculated as of the first day of each January and July for the following six-month period; or

                          (ii) a rate per annum equal to the sum of (A) the three-year Treasury Bill yield, as quoted on the Reuters Data Service on the first day of the applicable three-year period, and (B) 400 basis points, which rate will be recalculated as of the first day of each three-year period; and

                (d) thereafter beginning with year ten (10) after the Original Date Of Issuance and on each successive three-year anniversary the rate then in effect will increase by an additional 150 basis points.

                (e) Notwithstanding anything herein to the contrary, the dividend rate shall not at anytime exceed 16.5% per annum.

During each of the first three (3) years from the Original Date of Issuance of any share, no interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments that may be in arrears, and accrued and unpaid dividends will not compound. Thereafter, interest on accrued and unpaid dividends will accrue and will be compounded semi-annually at the annual dividend rate then in effect.

                2.2 Payment of Dividends. Dividends on shares of Series B Preferred will be paid on dates established by the Board of Directors (each such date, a "Dividend Payment Date"). Dividends accruing on shares of Series B Preferred for any period of less than a full year will be computed on the basis of a 365 day year. Dividends paid on shares of Series B Preferred in an
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amount less than the total amount of the dividends accumulated on such shares will be allocated in such manner so that holders of Series B Preferred share ratably in the dividends so paid.

                2.3 Record Date. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be no more than 60 days prior to the date fixed for the payment.

        SECTION 3.  No Conversion or Redemption Rights.

                3.1 No Conversion Right. The holders of the shares of Series B Preferred will not have any right to convert any such shares into shares of any other class or series of capital stock of the Company, or into rights, options or warrants to subscribe for or purchase shares of any other class or series of capital stock of the Company.

                3.2 No Redemption Right. The holders of Series B Preferred will not have any right to require the Company to redeem any or all of their shares. The Company will not redeem any shares of Series B Preferred without the affirmative vote of a majority of the Independent Directors.

        SECTION 4.  Certain Restrictions.

                4.1 Dividends and Distributions. At any time while any shares of Series B Preferred are outstanding and any dividends accrued thereon remain unpaid after any Liquidation (as defined in Section 6 below), the Company will not:

                         (a)  declare or pay dividends or make any other
distributions on any shares of stock ranking junior to the Series B Preferred as to dividends; or

                         (b)  declare or pay dividends or make any other
distributions on any shares of stock ranking on a parity with the Series B Preferred as to dividends, except dividends or other distributions paid on the Series B Preferred and all such parity stock in such proportions so that the amount of dividends or other distributions declared in respect of each such series or class of stock bear the same ratio to each other as the ratio that the accumulated but unpaid dividends in respect of each such series or class of stock bear to each other.

                4.2 Redemption and Purchase. At any time while any shares of Series B Preferred remain outstanding, the Company will not:

                         (a)  redeem, purchase or otherwise acquire for
consideration (including pursuant to sinking fund requirements) shares of any stock ranking junior to the Series B Preferred as to dividends and as to liquidating distributions, except that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock by the conversion of
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such shares into, or the exchange of such shares for, shares of any stock of the Company ranking junior to the Series B Preferred as to dividends and as to liquidating distributions;

                          (b)  redeem pursuant to a sinking fund or otherwise
shares of any stock of the Company ranking on a parity with the Series B Preferred as to dividends and as to liquidating distributions, except (i) by means of a redemption pursuant to which all outstanding shares of Series B Preferred and all stock of the Company ranking on a parity with the Series B Preferred as to dividends and as to liquidating distributions are redeemed or pursuant to which a pro rata redemption is made from all holders of the Series B Preferred and all stock of the Company ranking on a parity with the Series B Preferred as to dividends and as to liquidating distributions, the amount allocable to each class or series of such stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each such class or series being redeemed, or (ii) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Company ranking junior to the Series B Preferred as to dividends and as to liquidating distributions; or

                         (c)  purchase or otherwise acquire for any
consideration any stock of the Company ranking on a parity with the Series B Preferred as to dividends and as to liquidating distributions, except (i) pursuant to an acquisition made in accordance with the terms of one or more offers to purchase all of the outstanding shares of Series B Preferred and all stock of the Company ranking on a parity with the Series B Preferred as to dividends and as to liquidating distributions (which offers will describe such proposed acquisition of all such parity stock), each of which offers will have been accepted by the holders of at least 50% of the shares of each series or class of stock receiving such offer outstanding at the commencement of the first of such purchase offers, or (ii) by conversion of such parity stock into, or exchange of such parity stock for, stock of the Company ranking junior to the Series B Preferred as to dividends and as to liquidating distributions.

        SECTION 5. Reacquired Shares. Any shares of Series B Preferred redeemed, purchased, or otherwise acquired by the Company in any manner whatsoever will have the status of authorized but unissued shares of Series B Preferred.

        SECTION 6. Liquidation, Dissolution or Winding Up.

                6.1 Liquidation Procedure. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company (a "Liquidation"), the holders of the Series B Preferred then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its shareholders an amount equal to the Original Issuance Price for each outstanding share of Series B Preferred, plus any accrued but unpaid dividends (the "Redemption Price"). No distribution will be made:

                         (a)  to the holders of shares of stock ranking junior
to the Series B Preferred upon a Liquidation unless, prior thereto, each holder of shares of Series B Preferred has
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received a distribution in the amount of the Redemption Price of such holder's shares of Series B Preferred; or

                         (b)     to the holders of shares of stock ranking on a
parity with the Series B Preferred upon a Liquidation, except distributions made ratably on the Series B Preferred and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon a Liquidation.

                6.2 Shortfall in Payment on Liquidation. If the amount available for distribution on Liquidation to holders of shares of Series B Preferred is less than the aggregate Redemption Price of such shares, the amount so available for distribution will be allocated among such holders in such manner so that holders of Series B Preferred share ratably in the distributions upon Liquidation so paid according to the respective aggregate Redemption Price of shares of Series B Preferred held by such holders at the time of such distribution.

                6.3 No Other Rights. After payment in full of the Redemption Price of the Series B Preferred, the Series B Preferred will not be entitled to receive any additional cash, property, or other assets of the Company upon the Liquidation of the Company. If the Company pays a liquidation payment amounting in the aggregate to less than the Redemption Price of the Series B Preferred, the Company in its discretion may require the surrender of certificates evidencing the shares of Series B Preferred and issue a replacement certificate or certificates, or it may require the certificates evidencing the shares in respect of which such payments are to be made to be presented to the Company, or its agent, for notation thereon of amounts of the Redemption Price paid for such shares. If a certificate for Series B Preferred on which payment of one or more partial Liquidation payments has been made is presented for exchange or transfer, the certificate issued upon such exchange or transfer will bear an appropriate notation as to the aggregate amount of the Redemption Price that had been paid.

        SECTION 7. Event of Default. An "Event of Default" will occur if the Company fails to pay (a) the Redemption Price on any shares of the Series B Preferred within thirty (30) days after such Redemption Price will be due or
(b) a dividend payment within thirty (30) days after the Dividend Payment Date.

        SECTION 8. Voting Rights. The holders of shares of Series B Preferred will have only the voting rights expressly provided in this Section 8 and the rights expressly required by applicable law.

                8.1 Ordinary Matters. Each share of Series B Preferred will entitle the holder thereof to 350 votes on each and every matter submitted to a vote of the shareholders of the Company.

                8.2 Matters Affecting the Rights of Series B Preferred. The affirmative vote of the holders of 75% of the outstanding shares of Series B Preferred will be required for the Company to (a) amend or repeal any provisions of the Certificate of Incorporation or of this
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Designation Resolution, if the amendment or repeal would materially adversely affect the Rights and Preferences of the Series B Preferred, or (b) amend the Certificate of Incorporation or adopt a designation resolution to create or increase the amount of any class or series of capital stock that would rank senior to or on parity with the Series B Preferred as to dividend and/or liquidation rights.

                8.3 Voting Rights Upon Default in Payment of Dividends. Without in any way limiting the rights and remedies of holders of shares of Series B Preferred at law, in equity, or pursuant to contractual arrangement with the Company, upon an Event of Default the affirmative vote of the holders of a majority of outstanding shares of Series B Preferred will be required for the Company to sell or lease all or substantially all of the Company's properties or assets.

        SECTION 9.  Definitions.

                9.1 "Original Date Of Issuance" of any share of Series B Preferred means the date on which: (a) a subscription agreement for that share has been received by the Company and (b) the consideration for that share has been fully paid by the initial purchaser.

                9.2 "Original Issuance Price" means, with respect to Series B Preferred, One Thousand Dollars ($1,000.00) per share.